Exhibit 4.2

[Form of]

DESIGNATIONS OF PREFERENCES,
LIMITATIONS, AND RELATIVE RIGHTS OF SERIES B
CONVERTIBLE PREFERRED STOCK OF
MILLENNIUM CELL INC.

Pursuant to authority granted in the certificate of incorporation, as amended (the “Certificate of Incorporation”), of Millennium Cell Inc. (the “Corporation”) and Section 102 of the Delaware General Corporation Law (the “DGCL”), the Corporation has been authorized to issue in series [____________] shares of preferred stock of the Corporation, par value $0.001 per share (the “Preferred Stock”), and to designate the terms, preferences, limitations and relative rights of each series established. By resolution of the required vote of the Board of Directors of the Corporation, the Corporation has established and fixed the preferences, powers, limitations and relative rights of [_______] shares of Preferred Stock designated as “Series B-1 Convertible Preferred Stock,” par value $0.001 per share (the “Series B-1 Preferred Stock”), [__________] shares of Preferred Stock designated as “Series B-2 Convertible Preferred Stock,” par value $0.001 per share (the “Series B-2 Preferred Stock”), [__________] shares of Preferred Stock designated as “Series B-3 Convertible Preferred Stock,” par value $0.001 per share (the “Series B-3 Preferred Stock”), and [__________] shares of Preferred Stock designated as “Series B-4 Convertible Preferred Stock,” par value $0.001 per share (the “Series B-4 Preferred Stock” and together with the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series B-3 Preferred Stock, the “Series B Preferred Stock”).

For the purposes of these Designations (as defined below), the following terms shall have the meanings specified:

“Applicable Conversion Price” shall mean the Series B-1 Conversion Price, the Series B-2 Conversion Price, the Series B-3 Conversion Price or the Series B-4 Conversion Price, as applicable.

“Applicable Conversion Value” shall mean the Series B-1 Conversion Value, the Series B-2 Conversion Value, the Series B-3 Conversion Value or the Series B-4 Conversion Value, as applicable.

“Applicable Issue Date” shall mean the Series B-1 Issue Date, the Series B-2 Issue Date, the Series B-3 Issue Date or the Series B-4 Issue Date, as applicable.

“Applicable Liquidation Value” shall mean the Series B-1 Liquidation Value, the Series B-2 Liquidation Value, the Series B-3 Liquidation Value or the Series B-4 Liquidation Value, as applicable.

“Applicable Purchase Price” shall mean the Series B-1 Purchase Price, the Series B-2 Purchase Price, the Series B-3 Purchase Price or the Series B-4 Purchase Price, as applicable.

“Board of Directors” shall mean the board of directors of the Corporation.

“Common Stock” shall mean the common stock of the Corporation, par value $0.001 per share.

“Designations” shall mean the terms, preferences, limitations and relative rights of the Series B Preferred Stock established hereby and set forth herein.

“Fully Diluted Basis” shall mean, as of any date, on a fully diluted basis, as if (i) all shares of Preferred Stock, evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock had been fully converted into or exchanged for shares of Common Stock and (ii) any outstanding warrants, options or other rights to acquire shares of capital stock or convertible securities (the securities described in clauses (i) and (ii) being hereinafter referred to as “Common Stock Equivalents”) had been fully exercised (and the resulting securities fully converted into shares of Common Stock), but excluding any Common Stock Equivalents having an exercise, strike or conversion price in excess of the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the date of such determination.

“Joint Development Agreement” shall mean that certain Joint Development Agreement to be dated on or about the date hereof, by and among the Corporation and TDCC.

“Liquidation” shall have the meaning provided in Section (b).

“Milestone 4” shall have the meaning provided in the Joint Development Agreement.

“Minimum Trading Volume” shall mean the product of the (x) average daily trading volume for Common Stock during calendar years 2003 and 2004 multiplied by (y) fifteen (15).

“Person” means any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

“Purchase Agreement” shall mean that certain Stock Purchase Agreement to be dated on or about February 24, 2005, by and among the Corporation and TDCC, pursuant to which the issuances of shares of Series B Preferred Stock is to occur.

“Put Option Period” shall mean the six (6)-month period following any Threshold Date.

“Sale or Merger” shall have the meaning specified in Section (b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Designations” shall mean the terms, preferences, limitations and relative rights of the Series A Preferred Stock established thereby and set forth therein.

“Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock of the Corporation, par value $0.001 per share.

“Series B-1 Conversion Price” shall mean the Series B-1 Purchase Price subject to adjustment as provided in Section (d).

“Series B-1 Conversion Value” shall mean the product of (A) the Series B-1 Purchase Price multiplied by (B) ten (10).

“Series B-1 Issue Date” shall mean the date on which the shares of Series B-1 Preferred Stock are actually issued pursuant to the Purchase Agreement.

“Series B-1 Purchase Price” shall mean the product of (A) the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the Series B-1 Issue Date multiplied by (B) ten (10).

“Series B-2 Conversion Price” shall mean the Series B-2 Purchase Price subject to adjustment as provided in Section (d).

“Series B-2 Conversion Value” shall mean the product of (A) the Series B-2 Purchase Price multiplied by (B) ten (10).

“Series B-2 Issue Date” shall mean the date on which the shares of Series B-2 Preferred Stock are actually issued pursuant to the Purchase Agreement.

“Series B-2 Purchase Price” shall mean the product of (A) the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the Series B-2 Issue Date multiplied by (B) ten (10).

“Series B-3 Conversion Price” shall mean the Series B-3 Purchase Price subject to adjustment as provided in Section (d).

“Series B-3 Conversion Value” shall mean the product of (A) the Series B-3 Purchase Price multiplied by (B) ten (10).

“Series B-3 Issue Date” shall mean the date on which the shares of Series B-3 Preferred Stock are actually issued pursuant to the Purchase Agreement.

“Series B-3 Purchase Price” shall mean the product of (A) the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the Series B-3 Issue Date multiplied by (B) ten (10).

“Series B-4 Conversion Price” shall mean the Series B-4 Purchase Price subject to adjustment as provided in Section (d).

“Series B-4 Conversion Value” shall mean the product of (A) the Series B-4 Purchase Price multiplied by (B) ten (10).

“Series B-4 Issue Date” shall mean the date on which the shares of Series B-4 Preferred Stock are actually issued pursuant to the Purchase Agreement.

“Series B-4 Purchase Price” shall mean the product of (A) the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the Series B-4 Issue Date multiplied by (B) ten (10).

“TDCC” shall mean The Dow Chemical Company, a Delaware corporation.

“Threshold Date” shall mean any day on which the VWAP of Common Stock for the previous five (5) consecutive trading days is less than $0.50 per share (as adjusted for any stock dividends, combinations, stock splits or similar recapitalization events).

“Trading Market” shall mean any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Smallcap Market.

“VWAP” shall mean, with respect to any date on which a determination is required, (i) if the security is listed for trading on any Trading Market, a price, rounded to the nearest cent, equal to (A) the sum of the following product determined for each trading day in the specified number of consecutive trading days: (1) the last sale price of the security during normal business hours on a specific trading day as finally reported by the Trading Market, multiplied by (2) the number of shares of the security that were traded on such trading day on the Trading Market, divided by (B) the aggregate number of shares of the security that were traded on such trading days, and (ii) if the security is not listed for trading on any Trading Market on the date of such calculation (or on any trading day during the relevant number of trading days immediately preceding the date of such determination), the fair market value of the security determined pursuant to an appraisal process mutually satisfactory to the Corporation and TDCC.

The Designations granted to and imposed upon the Series B Preferred Stock are as follows:

(a)  Dividend Rights. The holders of shares of Series B Preferred Stock shall be entitled to receive, in preference to the holders of any and all other classes of capital stock of the Corporation, cumulative dividends which shall accrue commencing on the Applicable Issue Date at the rate of six percent (6%) of the Applicable Purchase Price (as adjusted for any stock dividends, combinations, stock splits or similar recapitalization events) per annum, compounding quarterly, on each share of Series B Preferred Stock held by such holders until the Series B Preferred Stock is converted in accordance with Section (d). Notwithstanding anything to the contrary contained herein, subject to the requirements of the DGCL, upon a conversion of the Series B Preferred Stock, all accrued or declared dividends remaining unpaid as of such date shall be immediately payable in cash or, at the option of the Corporation, in shares of Common Stock, with the number of shares of Common Stock to be determined by dividing the aggregate amount of the accrued or declared but unpaid dividends by the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the date of conversion.

(b)  Liquidation Rights.

(1)  In the event of:

(A)   the liquidation, dissolution or winding up of the Corporation, or such of the Corporation’s subsidiaries the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole, in a single transaction or series of related transactions (a “Liquidation”), or

(B)  a Sale or Merger (as defined below),

each holder of Series B Preferred Stock then outstanding shall be entitled to receive on a pari passu basis with the holders of Series A Preferred Stock, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of all other classes of capital stock ranking junior on liquidation to the Series A Preferred Stock and Series B Preferred Stock, an amount equal to the sum of: (i) the number of outstanding shares of Series B-1 Preferred Stock, if any, held by such holder of Series B Preferred Stock multiplied by the Series B-1 Purchase Price plus any accrued and unpaid dividends on the Series B-1 Preferred Stock, (ii) the number of outstanding shares of Series B-2 Preferred Stock, if any, held by such holder of Series B Preferred Stock multiplied by the Series B-2 Purchase Price plus any accrued and unpaid dividends on the Series B-2 Preferred Stock, (iii) the number of outstanding shares of Series B-3 Preferred Stock, if any, held by such holder of Series B Preferred Stock multiplied by the Series B-3 Purchase Price plus any accrued and unpaid dividends on the Series B-3 Preferred Stock, and (iv) the number of outstanding shares of Series B-4 Preferred Stock, if any, held by such holder of Series B Preferred Stock multiplied by the Series B-4 Purchase Price plus any accrued and unpaid dividends on the Series B-4 Preferred Stock, (the “Series B Liquidation Preference”).  After payment of (i) the Series B Liquidation Preference to each holder of Series B Preferred Stock and (ii) the Series A Liquidation Preference (as defined in the Series A Designations) to each holder of Series A Preferred Stock, any remaining assets and property of the Corporation available for distribution to stockholders shall be distributed pro rata among the holders of Common Stock, other classes of capital stock ranking junior in Liquidation to the Series A Preferred Stock and the Series B Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, treating for purposes of such distribution each share of Series A Preferred Stock or Series B Preferred Stock as such number of shares of Common Stock into which such share of Series A Preferred Stock or Series B Preferred Stock, as the case may be, would be convertible under the circumstances described in Section (d) of these Designations or the Series A Designations, as applicable, on the record date for any such distribution.

(2)  To the extent necessary, the Corporation shall cause such actions to be taken by any of its subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation or a Sale or Merger to be distributed to the holders of shares of Series B Preferred Stock in accordance with this Section (b). All the preferential amounts to be paid to the holders of the Series B Preferred Stock under this Section (b) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of all other classes of capital stock ranking junior on liquidation to the Series A Preferred Stock and Series B Preferred Stock in connection with a Liquidation or a Sale or Merger as to which this Section (b) applies. If the assets or surplus funds to be distributed to the holders of the Series A Preferred Stock and the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts payable to such holders, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the full amount each such holder is otherwise entitled to receive.

(3)  For purposes of these Designations, a “Sale or Merger” shall mean any of the following:

(A)  the merger, reorganization or consolidation of the Corporation or such subsidiary or subsidiaries of the Corporation the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole into or with another corporation, partnership, joint venture, limited liability company, or other entity, in which the Corporation’s stockholders holding the right to vote generally in the election of directors, general partners, managing members or individuals holding similar positions (the “Corporation’s Voting Power”) immediately preceding such merger, reorganization or consolidation (solely by virtue of their shares or other securities of the Corporation or such subsidiaries) shall own less than fifty percent (50%) of the securities of the surviving corporation, partnership, joint venture, limited liability company, or other entity entitled to vote generally in the election of directors, general partners, managing members or individuals holding similar positions;

(B)  the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all the assets of the Corporation, whether pursuant to a single transaction or a series of related transactions or plan (which assets shall include for these purposes the assets of the Corporation’s subsidiaries); or

(C)  the sale or transfer, whether in a single transaction or a series of related transactions, of securities of the Corporation such that the Corporation’s stockholders holding the Corporation’s Voting Power immediately prior to such sale or transfer or series of transfers cease to hold a majority of the Corporation’s Voting Power after such sale or transfer or series of transfers.

(4)  Any securities to be delivered to the holders of the Series B Preferred Stock pursuant to this Section (b) as a consequence of a Sale or Merger shall be valued as follows:

(i)  Securities not subject to an investment letter or other similar restriction on free marketability covered by (ii) below:

(A)  if listed for trading on any Trading Market, the average closing sale price of the security for the thirty (30)-trading day period ending three (3) days prior to the closing of such Sale or Merger;

(B)  if actively traded over-the-counter, by averaging the closing bid or sale prices (whichever are applicable) over the thirty (30)-day period ending three (3) days prior to the closing of such Sale or Merger; and

(C)  if there is no active public market, at the fair market value thereof, as determined in accordance with Section (b)(4)(iii).

(ii)  The method of valuation of securities subject to an investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section (b)(4)(i) to reflect the approximate fair market value thereof, as determined in accordance with Section (b)(4)(iii).

(iii)  The fair market value of securities delivered pursuant to Section (b) shall be established by the vote of a majority of the members of the Board of Directors, in good faith following the delivery of the notice required under Section (b)(6); provided however that prior to the consummation of a Sale or Merger in which the securities described in Section (b)(4)(i)(C) are delivered to the holders of the Series B Preferred Stock as a consequence of a Sale or Merger, (m) the majority of the independent members of the Board of Directors of the Corporation shall concur in such vote and (n) the Corporation shall obtain a favorable opinion with respect to the fairness of the consideration to be received by all stockholders of the Corporation in the Sale or Merger from a financial point of view, with such “fairness” opinion being provided by a financial advisory firm of national or New York metropolitan area recognized standing.

(5)  In the event the requirements of this Section (b) with respect to a Sale or Merger are not complied with, the Corporation shall forthwith either:

(i) cause the closing of such Sale or Merger to be postponed until such time as the requirements of Section (b) (4)(iii) have been complied with, or

(ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series B Preferred Stock shall revert to and be the same such rights, preferences and privileges as existed immediately prior to the date of the first notice referred to in Section (b)(6).

(6)  The Corporation shall give each holder of record of Series B Preferred Stock written notice of any impending Sale or Merger not later than twenty (20) days prior to the earliest of: (i) the stockholders’ meeting called to approve such transaction or (ii) the closing of such transaction, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending Sale or Merger and the provisions of this Section (b), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than five (5) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock.

(7)  The provisions of this Section (b) are in addition to and not in limitation of the provisions of Section (e).

(c)  Voting Rights.

(1)  Generally. Except as set forth specifically below, each holder of a share of Series B Preferred Stock shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder’s shares of Series B Preferred Stock would be convertible under the circumstances described in Section (d)  on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of a share of Series B Preferred Stock shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Corporation, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote with holders of the Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the holders of Series B Preferred Stock, in which case the holders of Series B Preferred Stock only shall vote as a separate class.

(d)  Conversion. The holders of shares of Series B Preferred Stock shall have conversion rights as follows (the “Series B Conversion Rights”):

(1)  Conversion Rate. For purposes of this Section (d), the shares of Series B Preferred Stock shall be convertible, at the times and under the conditions described in this Section (d), at the rate (the “Applicable Conversion Rate”) of one share of Series B Preferred Stock to the number of shares of Common Stock that equals the quotient obtained by dividing the Applicable Conversion Value by the corresponding Applicable Conversion Price. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series B Preferred Stock to be converted in accordance with the procedures described in Section (d)(5). The initial Applicable Conversion Rate shall be ten (10) shares of Common Stock for each share of Series B Preferred Stock.

(2)  Optional Conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into Common Stock at the then effective Applicable Conversion Rate. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series B Preferred Stock to be converted in accordance with the procedures described in Section (d)(5).

(3)  Required Conversion. After the one-year anniversary of the achievement of Milestone 4, as long as the Common Stock is listed for trading on a Trading Market and the average trading volume for the thirty (30)-trading day period immediately preceding the date of such election exceeds the Minimum Trading Volume, the Corporation may elect to require the holders of shares of Series B Preferred Stock to convert all or any portion of the shares of Series B Preferred Stock held by such holders, if, at the time of such election by the Corporation, the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the date of such election is at least two (2) times greater than the Applicable Conversion Price for such shares of Series B Preferred Stock; provided, that in the event the Corporation elects to require the holders of Series B Preferred Stock to only convert a portion of their shares of Series B Preferred Stock, then such portion shall be allocated pro rata among the holders of Series B Preferred Stock based on the number of shares owned by each such holder. In any conversion pursuant to this Section (d)(3), such conversion shall be automatic upon election by the Corporation, without need for any further action by the holders of shares of Series B Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series B Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Section (d)(5). Upon the conversion of the Series B Preferred Stock pursuant to this Section (d)(3), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series B Preferred Stock at his, her or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series B Preferred Stock so converted must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Section (d)(5).

(4)  No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any series of Series B Preferred Stock. In lieu of fractional shares, the Corporation shall pay therefor, at the time of any conversion of Series B Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the date of conversion, payable upon surrender of the certificates representing the shares of Series B Preferred Stock being converted.

(5)  Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series B Preferred Stock are converted in accordance with Sections (d)(2) or (d)(3), such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the delivery of said certificates, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Sections (d)(2) or (d)(3) shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion specified in such section. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

(6)  Adjustment for Subdivisions or Combinations of Common Stock; Stock Dividends. In the event the Corporation at any time or from time to time after the Series B-1 Issue Date effects a subdivision or split of its Common Stock into a greater number of shares of Common Stock or shall issue a stock dividend on the outstanding Common Stock without an equivalent subdivision or split of, or dividend on, the Series B Preferred Stock, then in such event the Applicable Conversion Price for each of the issued and outstanding series of Series B Preferred Stock in effect immediately prior to such subdivision or split or the issuance of such dividend shall be proportionately decreased (and the Applicable Conversion Rate for each of the issued and outstanding series of Series B Preferred Stock thus proportionately increased), effective at the close of business on the date of such subdivision, split or dividend. In the event the Corporation at any time or from time to time after the Series B-1 Issue Date effects a combination of the outstanding Common Stock into a lesser number of shares without an equivalent combination of the outstanding Series B Preferred Stock, then in such event the Applicable Conversion Price for each of the issued and outstanding series of Series B Preferred Stock in effect immediately prior to such combination, shall be proportionately increased (and the Applicable Conversion Rate for each of the issued and outstanding series of Series B Preferred Stock thus proportionately decreased), effective at the close of business on the date of such combination.

(7)  Adjustment of Conversion Price for Diluting Issues.

(i)  Series B-1 Conversion Price. In the event the Corporation issues any Additional Shares of Common Stock (as defined below) following the Series B-1 Issue Date, at a per share consideration less than the Series B-1 Conversion Price then in effect, then the Series B-1 Conversion Price shall be reduced, concurrently with such issuance, to the price (calculated to the nearest cent) determined to be the per share consideration, if any, received, or deemed to have been received, pursuant to Section (d)(7)(vi), by the Corporation upon such issuance of Additional Shares of Common Stock.

(ii)  Series B-2 Conversion Price. In the event the Corporation issues any Additional Shares of Common Stock (as defined below) following the Series B-2 Issue Date, at a per share consideration less than the Series B-2 Conversion Price then in effect, then the Series B-2 Conversion Price shall be reduced, concurrently with such issuance, to the price (calculated to the nearest cent) determined to be the per share consideration, if any, received, or deemed to have been received, pursuant to Section (d)(7)(vi), by the Corporation upon such issuance of Additional Shares of Common Stock.

(iii)  Series B-3 Conversion Price. In the event the Corporation issues any Additional Shares of Common Stock following the Series B-3 Issue date, at a per share consideration less than the Series B-3 Conversion Price then in effect, then the Series B-3 Conversion Price shall be reduced, concurrently with such issuance, to the price (calculated to the nearest cent) which is the sum of:

(a)  the product of (X) .25 multiplied by (Y) the Series B-3 Conversion Price multiplied by (Z) a fraction:

(A)  the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock issuable upon conversion of all the outstanding Common Stock Equivalents outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock in such issuance would purchase at the Series B-3 Conversion Price in effect immediately prior to such issuance; and

(B)  the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock issuable upon conversion of all outstanding Common Stock Equivalents outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued; and

(b)  the product of (X) .75 multiplied by (Y) the price (calculated to the nearest cent) determined to be the per share consideration, if any, received, or deemed to have been received, pursuant to Section (d)(7)(vi), by the Corporation upon such issuance of Additional Shares of Common Stock

(iv)  Series B-4 Conversion Price. In the event the Corporation issues any Additional Shares of Common Stock following the Series B-4 Issue date, at a per share consideration less than the Series B-4 Conversion Price then in effect, then the Series B-4 Conversion Price shall be reduced, concurrently with such issuance, to the price (calculated to the nearest cent) which is the sum of:

(a)  the product of (X) .5 multiplied by (Y) the Series B-4 Conversion Price multiplied by (Z) a fraction:

(C)  the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock issuable upon conversion of all outstanding Common Stock Equivalents outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock in such issuance would purchase at the Series B-4 Conversion Price in effect immediately prior to such issuance; and

(D)  the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock issuable upon conversion of all outstanding Common Stock Equivalents outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued; and

(b)  the product of (X) .5 multiplied by (Y) the price (calculated to the nearest cent) determined to be the per share consideration, if any, received, or deemed to have been received, pursuant to Section (d)(7)(vi), by the Corporation upon such issuance of Additional Shares of Common Stock.

(v)  As used herein, “Additional Shares of Common Stock” shall mean either (x) shares of Common Stock, or (y) the maximum number of shares of Common Stock issuable upon conversion, exchange or exercise of Common Stock Equivalents; provided, however, that Additional Shares of Common Stock shall not include:

(A)  any securities to be issued to employees, officers or directors of, or consultants or advisors to, the Corporation pursuant to stock purchase or stock option plans or other arrangements that are for purposes of compensation to such persons in their capacity as employees, officers, directors, consultants or advisors and are approved by the Board of Directors, subject to an aggregate maximum of the lower of (x) 4,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 10% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis);

(B)  any securities of any class or series issued or to be issued pursuant to any options or warrants (but not convertible debentures) outstanding as of the date of the Purchase Agreement;

(C)  any securities of any class or series issued or to be issued pursuant to the conversion or exercise of any securities issued in connection with the Purchase Agreement;

(D)  any securities of any class or series issued or to be issued pursuant to the Purchase Agreement;

(E)  Common Stock for which an adjustment has been made pursuant to Section (d)(6);

(F)  any securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, subject to an aggregate maximum of the lower of (x) 2,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 5% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis);

(G)  any securities issued in connection with any stock split, stock dividend, recapitalization or similar transaction by the Corporation;

(H)  any securities issued as consideration, whether in whole or in part, to any person or entity for providing services or supplying goods to the Corporation, subject to an aggregate maximum of the lower of (x) 2,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 5% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis);

(I)  any securities issued to any entity which is or will be, itself or through its subsidiaries or affiliates, an operating company in a business related to or complementary with the business of the Corporation and in which the Corporation receives reasonably material benefits in addition to the investment of funds, subject to an aggregate maximum of the lower of (x) 2,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 5% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis);

(J)  any securities issued pursuant to any equipment leasing arrangement, subject to an aggregate maximum of the lower of (x) 2,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 5% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis);

(K)  any securities issued to pay all or a portion of any investment banking, finders or similar fee or commission, which entitles the holders thereof to acquire shares of Common Stock at a price not less than the market price of the Common Stock on the date of such issuance and which is not subject to any adjustments other than on account of stock splits and reverse stock splits, subject to an aggregate maximum of the lower of (x) 2,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 5% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis); and

(L)  other securities as may be mutually agreed in writing prior to their issuance by the Corporation and the holders of at least a majority of the outstanding shares of Series B Preferred Stock;

provided, however, the exemptions from adjustment for the issuance of securities described in clauses (A), (F), (H), (I), (J) and (K), in the aggregate, will be subject to an aggregate maximum of the lower of (x) 5,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 12.5% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis).

(vi)  The per share consideration with respect to the sale or issuance of a share of Common Stock shall be the price per share received by the Corporation, prior to the payment of any expenses, commissions, underwriting discounts and other applicable costs. With respect to the sale or issuance of Common Stock Equivalents that are convertible into or exchangeable for Common Stock without further consideration, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents. With respect to the issuance of other Common Stock Equivalents, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the total consideration receivable by the Corporation upon the conversion or exercise of such Common Stock Equivalents. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents for non-cash consideration, the amount of consideration shall be determined by the Board of Directors in good faith.

(vii)  Once any Additional Shares of Common Stock have been treated as having been issued for the purpose of this Section (d)(7), they shall be treated as issued and outstanding shares of Common Stock whenever any subsequent calculations must be made pursuant hereto.

(8)  Recapitalizations, Reorganizations, etc. In the event of any recapitalization, reorganization, consolidation or merger of the Corporation with or into another Person or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries (viewed as a whole) to another Person (other than a consolidation, merger or sale treated as a Liquidation or Sale or Merger pursuant to Section (b)), each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Common Stock deliverable upon conversion of Series B Preferred Stock would have been entitled to receive upon such recapitalization, reorganization, consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section (d) with respect to the rights and interests thereafter of the holders of Series B Preferred Stock, to the end that the provisions set forth in this Section (d) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon conversion of Series B Preferred Stock. The Corporation shall not enter into any such recapitalization, reorganization, consolidation, merger or sale (other than a consolidation, merger or sale treated as a Liquidation or Sale or Merger pursuant to Section (b), for which Section (b) shall control) without giving effect to the conversion provisions contained in this Section (d) or any other governing documents and requiring any successor to the Corporation resulting from such recapitalization, reorganization, consolidation, merger or sale to agree in writing to be bound by such provisions.

(9)  De Minimis Adjustments. No adjustment to the Applicable Conversion Price (and, thereby, the Applicable Conversion Rate) shall be made if such adjustment would result in a change in the Applicable Conversion Price of less than $0.01. Any adjustment of less than $0.01 that is not made shall be carried forward and taken into account in any subsequent adjustment to the Applicable Conversion Price and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Applicable Conversion Price.

(10)  No Impairment. Except as provided in Section (e), the Corporation shall not, by amendment of its Certificate of Incorporation or bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section (d) and in the taking of all such action as may be necessary or appropriate in order to protect the Series B Conversion Rights of the holders of the Series B Preferred Stock against impairment.

(11)  Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Applicable Conversion Price pursuant to this Section (d), the chief financial officer of the Corporation, shall promptly compute such adjustment or readjustment in accordance with the terms hereof; provided however that upon the reasonable request of The Dow Chemical Company as holder of the Series B Preferred Stock, the Corporation shall cause independent public accountants selected by the Corporation to verify such computation in a written instrument furnished to The Dow Chemical Company, as holder of the Series B Preferred Stock. The chief financial officer of the Corporation shall also prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Applicable Conversion Price(s) and the Applicable Conversion Rate(s) at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series B Preferred Stock.

(12)  Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities other than Series B Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or rights.

(13)  Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock would be insufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action prior to taking any action that would result in any such insufficiency as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e)  Protective Provisions.

(1)  Actions Requiring Majority Approval of Series B Preferred Stock. So long as TDCC holds not less than twenty-five percent (25%) of the shares of Series B Preferred Stock that have been issued under the Purchase Agreement as of such time, in addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote or written consent of the holders of a majority of the total number of shares of Series B Preferred Stock outstanding, voting together as a single class, the Corporation shall not:

(A)  amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

(B)  increase or decrease (other than by conversion) the authorized number of shares of the Series B Preferred Stock;

(C)  create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series B Preferred Stock with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Corporation;

(D)  purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Corporation the right to repurchase shares upon the termination of services);

(E)  pay dividends or make any other distribution on the Common Stock; or

(F)  whether or not prohibited by the terms of the Series B Preferred Stock, circumvent a right of the Series B Preferred.

(f)  Put Option. At any time during the Put Option Period any holder of Series B Preferred Stock has the option to require the Corporation to purchase any portion or all of the shares of Series B Preferred Stock held by such holder by notifying the Corporation by delivery of written notice (the “Put Notice”) to the Corporation of its desire to have the Corporation purchase any portion or all outstanding shares of Series B Preferred Stock held by such holder. Upon receipt of the Put Notice, the Corporation shall, to the extent that it is legally permitted to do so, purchase any portion or all of the then-outstanding shares of Series B Preferred Stock by paying cash to the holder thereof in respect of each share of Series B Preferred Stock equal to the Put Price (as hereinafter defined) within two (2) days receipt of the Put Notice (the “Put Date”). The “Put Price” shall be equal to the product of $0.50 (as adjusted for any stock dividends, combinations, stock splits or similar recapitalization events) multiplied by the current Applicable Conversion Rate for each share of the series of Series B Preferred Stock the Corporation is purchasing. On or before the Put Date, the holders of Series B Preferred Stock exercising the Put Option shall surrender to the Corporation the certificate or certificates representing such shares of Series B Preferred Stock that the holder is requiring the Corporation to purchase. After the close of business on the Put Date, unless there shall have been a default in payment of the Put Price, all rights of the holders of shares of Series B Preferred Stock (except the right to receive the Put Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(g)  Holding Period. For any Series B Preferred Stock, the holder of such series of Series B Preferred Stock shall hold such shares of Series B Preferred Stock or the shares of Common Stock underlying such Series B Preferred Stock, for a minimum of six (6) months after the Applicable Issue Date.

(h)  Notices. Any notice required by the provisions hereof to be given to the holders of shares of Series B Preferred Stock shall be deemed given on (i) the third business day following (and not including) the date on which such notice is deposited in the United States mail, first-class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation or (ii) the business day following the date on which such notice is sent via overnight delivery by nationally recognized overnight courier. Notice by any other means shall not be deemed effective until actually received.